Exhibit 99.2
STRATUM HOLDINGS, INC.
PRO FORMA BALANCE SHEET
SEPTEMBER 30, 2013

	Stratum	Cinco	Pro Forma
	Holdings, Inc.	NRG, LLC	Adjustments		As Adjusted
Assets
Current assets:
Cash and cash equivalents	$148,381	$27,042	$-		$175,423
Accounts receivable	297,471	28,020	-		325,491
Prepaid expenses and other	80,590	31,015	-		111,605
Notes receivable	1,174,363	-	-		1,174,363
Total current assets	1,700,805	86,077	-		1,786,882

Property and equipment:
Oil and gas properties (full cost method)	14,939,987	881,535	-		15,821,522
Other property and equipment	138,274	-	-		138,274
	15,078,261	881,535	-		15,959,796
Less: Accumulated DD&A	(9,943,168)	(12,492)	-		(9,955,660)
Net property and equipment	5,135,093	869,043	-		6,004,136

Other assets:
Other assets	5,238	15,000	-		20,238
Total other assets	5,238	15,000	-		20,238

Total assets	$6,841,136	$970,120	$-		$7,811,256

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long term debt	$2,177,575	$-	$-		$2,177,575
Accounts payable	669,354	1,567	-		670,921
Accrued liabilities	1,704,962	-	-		1,704,962
Fair value of oil and gas derivatives	4,508	-	-		4,508
Total current liabilities	4,556,399	1,567	-		4,557,966

Long-term debt, net of current portion	96,978	50,000	-		146,978
Deferred income taxes	310,500	-	(18,200	)(B)	292,300
Asset retirement obligations	426,250	2,735	-		428,985
Total liabilities	5,390,127	54,302	(18,200)		5,426,229

Stockholders’ equity:
Preferred stock	-	-	-		-
Common stock	26,557	-	469,425	(A)	495,982
Additional paid-in capital	12,894,490	969,283	(469,425	)(A)	13,394,348
Accumulated deficit	(11,470,038)	(53,465)	18,200	(B)	(11,505,303)
Total stockholders’ equity	1,451,009	915,818	18,200		2,385,027

Total liabilities and stockholders equity	$6,841,136	$970,120	$-		$7,811,256

STRATUM HOLDINGS, INC.
PRO FORMA STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2013

	Stratum	Cinco	Pro Forma
	Holdings, Inc.	NRG, LLC	Adjustments		As Adjusted
Revenues:
Oil and gas sales	$2,044,447	$48,953	$-		$2,093,400
Total revenues	2,044,447	48,953	-		2,093,400

Operating expenses:
Lease operating expenses	1,014,718	2,776	-		1,017,494
Depreciation, depletion and amortization	345,288	12,492	-		357,780
Accretion expense	27,540	-	-		27,540
Workover expenses	162,501	-	-		162,501
Selling, general and administrative	743,431	87,150	-		830,581
Total operating expenses	2,293,478	102,418	-		2,395,896

Operating loss	(249,031)	(53,465)	-		(302,496)

Other income (expense):
Interest income	50,063	-	-		50,063
Interest expense	(103,523)	-	-		(103,523)
Loss on expected settlement of notes receivable	(286,235)	-	-		(286,235)
Gain on oil and gas derivatives	392	-	-		392

Loss before income taxes	(588,334)	(53,465)	-		(641,799)

Benefit for income taxes	198,300	-	18,200	(B)	216,500

Net loss	$(390,034)	$(53,465)	$18,200		$(425,299)

Net loss per share, basic and diluted	$(0.15)				$(0.01)

Weighted average shares outstanding, basic and diluted	2,655,738		35,206,901	(C)	37,862,639

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(A)
To record the acquisition of the outstanding membership units of Cinco NRG, LLC, an entity which is under common control with the Company, by the issuance of 46,942,535 new shares of the Company’s Common Stock.

(B)
To record an income tax benefit on the net loss of Cinco NRG, LLC, an entity which is treated as a partnership for income tax purposes, for the period from its inception on April 5, 2013 to October 31, 2013.

(C)	To reflect the weighted average issuance of 46,942,535 new shares of the Company’s Common Stock for the nine month period ended September 30, 2013.